Exhibit 4.1
CONSENT OF BLAKE, CASSELS & GRAYDON LLP
June 15, 2009
     We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the take-over bid circular included in the Registration Statement on Form F-8 dated the date hereof relating to the registration of common shares of Silvercorp Metals Inc.
Sincerely,
/s/ BLAKE, CASSELS & GRAYDON LLP
Blake, Cassels & Graydon LLP